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                                                                    EXHIBIT 10.9

                                                                  EXECUTION COPY






                                January 18, 2000




Mr. Charles L. Watson
46 Wincrest Falls
Cypress, Texas 77429

Dear Chuck:

     Set forth below are the terms of your employment (the "Agreement") with Dynegy Inc. (hereinafter referred to as "Dynegy" or the "Company").

     1.   TITLE AND DUTIES

          Your title will be Chairman and Chief Executive Officer of the Company. Your duties and responsibilities will be as described in the Company's Bylaws (as amended, modified or supplemented from time to time) and as delegated by the Board of Directors of the Company (the "Board of Directors") from time to time during the Term of the Agreement (as defined below), to the extent such duties and responsibilities are consistent with your duties and responsibilities as of the day preceding the Effective Date (as defined below), or as otherwise agreed by you. You will be employed at Dynegy's headquarters in Houston, Texas. You shall devote your full working time, energy and skill to the performance of your duties for Dynegy, and will exercise due diligence and reasonable care in the performance of such duties.

     2.   TERM

          (a) Unless earlier terminated as provided for herein, the term of this Agreement will be for three (3) years, commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period, as extended pursuant to the next succeeding sentence, if applicable, the "Term"), The Term shall automatically be extended for additional one (1) year periods unless either the Company or you provides written notice at least sixty (60) days prior to the date on which this Agreement would otherwise be automatically extended that such party is electing not to so extend the Term. The term "Effective Date" means the date of the closing of the proposed merger of Dynegy Inc. and Illinova Corporation pursuant to that certain merger agreement dated as of June 14, 1999, as amended.


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Mr. Charles L. Watson
January 18, 2000
Page 2


          (b) If your employment with Dynegy is terminated due to your voluntary resignation or by the Company for "cause" this Agreement shall terminate immediately (except for the confidentiality, non-competition and non-solicitation provisions of Paragraph 4 and the provisions of Paragraphs 5 and 6), and the Company shall have no further obligation to you except for the payment of amounts due before the date of such termination. You further agree that the benefits which you have received from the execution of this Agreement through the date of such termination constitute sufficient consideration for your obligations pursuant to Paragraph 4, notwithstanding the fact that the Company has no further obligation to you except for the payment of amounts due before the date of such termination.

     For purposes of this Agreement, you may be terminated for "cause" by majority vote (excluding yourself) of the Board of Directors of as a result of
(i) your refusal to implement or adhere to lawful policies or lawful directives of the Board of Directors; (ii) serious misconduct, dishonesty or disloyalty, directly related to the performance of your duties for the Company or gross negligence in the performance of your duties for the Company; (iii) your being convicted (or entering into a plea bargain admitting or not contesting criminal guilt) in any criminal felony proceeding; (iv) drug or alcohol abuse; (v) continued failure to perform your duties under this Agreement, which is not cured within ten (10) days after written notice of such failure is provided to you by Dynegy; or (vi) any other material breach of this Agreement by you that is not cured within ten (10) days after written notice of such breach is delivered to you from the Company.

          (c) If your employment is terminated during the Term of this Agreement due to resignation following "constructive termination" (as defined below) or for any other reason other than your voluntary resignation, death, disability or discharge for cause, you shall receive as your sole compensation in lieu of further payments to you pursuant to Paragraph 3 hereof: (i) a lump sum amount equal to the product of (x) 2.99 and (y) the greater of (a) the average annual Base Salary and incentive compensation, whether payable in cash or stock options, you were required to be paid by the Company for the highest three (3) calendar years preceding the calendar year in which your employment is terminated (or such shorter period as you have actually been employed by the Company), or (b) your Base Salary and target bonus amount through the date of termination; (ii) a lump sum amount equal to the net present value, as determined by the Board of Directors in its sole and absolute discretion, of the benefits to be provided to you in Paragraphs 3(e), 3(f) and 3(g) of this Agreement and such other perquisites (if any) being provided to you on the date of your termination, as if you were still employed for the remainder of the Term of this Agreement, with regard to those benefits to be provided to you during the Term of this Agreement, and as if you had completed the Term of this Agreement with regard to those benefits to be provided to you upon completion of the Term of this Agreement; (iii) any employee stock options granted to you prior to or during the Term of this Agreement shall become vested as of the date of your resignation due to such constructive termination or discharge not for cause, and you shall have the right to exercise any such vested options through the end of the Term of this Agreement or one year from the date of termination, whichever is later; and (iv) for a period of thirty-six (36) months from the date of such termination, all health and welfare benefits the Company was maintaining for you and your family as of the date of such resignation or discharge.



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Mr. Charles L. Watson
January 18, 2000
Page 3


          For purposes of this Agreement a "constructive termination" shall be deemed to have occurred in the event that: (i) your Base Salary as defined in Paragraph 3(a), bonus compensation under Paragraph 3(b), target range of annual option grants under Paragraph 3(c) or other compensation as described in Paragraphs 3(e), 3(f) and 3(g) is reduced; (ii) a significant diminution in your responsibilities, authority or scope of duties is effected by the Board of Directors, and such diminution is made without your written consent (without regard to whether or not any change is made to your title); (iii) the Company materially breaches this Agreement; (iv) the relocation of the Company's principal executive offices to a location, or the Company requires you to be based, outside a fifty (50) mile radius from the city limits of Houston, Texas; or (v) in the event any "person" other than a mutual fund that acquires the stock solely for investment purposes or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting stock of the Company regardless of whether any change is made to your job duties, responsibilities or compensation. A "constructive termination" shall not be deemed to have occurred in a change of control situation other than as set forth in clauses (i) through (v) above. A "constructive termination" shall not be deemed to have occurred in connection with a merger or consolidation to which the Company is a party where the surviving entity which is the ultimate parent company of the merged or consolidated entities is a public company, provided no "person" or "group" as referenced in clause (v) above owns more than 50% of the total voting stock of such surviving entity unless a "constructive termination" under clauses (i), (ii), (iii) or (iv) has occurred. For the avoidance of doubt, in order to claim the benefits payable hereunder in the event of a constructive termination, you must resign. Any resignation by you as a result of assertion of a constructive termination shall be communicated by delivery to the Board of Directors within thirty (30) days from the commencement of such constructive termination by written notice setting forth the grounds therefor, during which period the Company shall be entitled to cure or remedy the matters set forth in such notice to your reasonable satisfaction. Unless you withdraw such notice prior to the expiration of such thirty-day (30) period, such resignation shall take effect upon the expiration of thirty (30) days from the date of the delivery of such notice. Any other resignation by you shall be communicated by thirty (30) days' advance written notice.

          (d) If you die, or become disabled and cannot perform your duties, your employment hereunder shall be terminated immediately (except that the confidentiality, noncompetition and nonsolicitation provisions of Paragraph 4 and the provisions of Paragraphs 5 and 6 shall survive the termination of your employment) and: (i) you (or your estate) shall be entitled to the Base Salary (as defined in Paragraph 3(a)) payable to you hereunder for twelve (12) months following the month in which you die or become disabled, plus the amount of any target bonus as described in Paragraph 3(b) for the year of death or disability, prorated for the portion of the twelve-month (12) period elapsed in which the death or disability occurs; (ii) you (or your estate) shall receive, for a period of twenty-four (24) months from the date of your death or disability, all health insurance and health benefits that the Company was maintaining for you and/or your estate and for your family as of the date of your death or disability; (iii) for a period of five (5) years from the date of your death or disability, the Company shall continue to make contributions pursuant to any Split Dollar Agreements between the Company and the Watson



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Mr. Charles L. Watson
January 18, 2000
Page 4


1996 Family Trust (an irrevocable trust created on March 22, 1996, by you and Kim R. Watson, as the Grantors, and David C. Feldman, as the Trustee); (iv) any employee stock options granted to you during the Term of this Agreement shall become vested as of the date of your death or disability on the same terms as provided for the vesting of stock options in Paragraph 2(c) above; (v) and for a period of three (3) years following the date of your death or disability, the Company shall continue to maintain Directors and Officers Liability Insurance on the same terms it thereafter maintains such insurance for its directors and officers. For purposes of this Agreement, you shall be disabled as of the first date on which you become eligible to receive disability benefits under the Company's long-term disability plan (or Social Security disability benefits at a time when the Company does not maintain a long-term disability plan or such plan is not available to you).

          (e) Unless otherwise specified herein, all payments under this Agreement shall be paid in a lump sum, less applicable withholding taxes, within thirty (30) days following the date of your termination.

     3.   COMPENSATION

          (a) Each year during the Term hereof, you will be paid a base salary of $1,500,000 per annum ("Base Salary"), payable in accordance with the Company's payroll guidelines. Increases may be made to your Base Salary at the discretion of the Board of Directors based upon your individual performance.

          (b) You shall be a participant in the Company's Incentive Compensation Plan. As part of Dynegy's incentive compensation program, you will have the opportunity to earn a target bonus in an amount equal to 100% of your Base Salary and a maximum cash award in an amount equal to 200% of your Base Salary, dependent upon certain financial or performance objectives, determined in accordance with such program and by the Board of Directors. To the extent any incentive compensation in excess of the maximum cash amount referenced above is payable under the Incentive Compensation Plan in any year to you, the Company will pay you any such amounts in noncash equivalents (e.g., stock options or restricted securities of the Company) of equal value, as determined by the Board of Directors in its sole and absolute discretion. At your election, in lieu of paying you all or part of such incentive compensation bonus, the Company will allow you to direct that all or part of such incentive compensation shall be allocated by the Company to, or expended directly for, charitable contributions of your selection and/or payments of insurance premiums pursuant to any Split Dollar Agreement between the Company and the Watson 1996 Family Trust (an irrevocable trust created on March 22, 1996, by you and Kim R. Watson, as the Grantors, and David C. Feldman, as the Trustee).

          (c) Upon the Effective Date, you shall receive an initial grant of stock options pursuant to the Company's Long Term Incentive Plan (the "LTIP") with a projected value equal to 375% of your Base Salary. These options are subject to the vesting, forfeiture and other terms and conditions of the LTIP. Each year during the Term of this Agreement, you will be eligible to receive stock option grants granted to an employee holding the positions of "Chairman" and "Chief Executive Officer" in accordance with the requirements and provisions of the LTIP. The current target range for annual option grants for your position is a 75th percentile of 375% of



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Mr. Charles L. Watson
January 18, 2000
Page 5


your Base Salary. You recognize that any value of an award of "market" options under the LTIP is a projected value, which is subject to the future performance of the Company stock, and that there is no guarantee that the actual value of such options will achieve that value. "Projected Value" means that at the end of the five years from the date of grant, assuming an increase in market price of 15% per annum during the five years, the stock option may be exercised to obtain the stated value in excess of the exercise price.

          (d) Upon the Effective Date, any options granted to you prior to November 1, 1999 shall become vested,

          (e) You will be entitled to participate in Dynegy's benefits programs for senior management executives, including, without limitation, Dynegy's deferred compensation plan for executives, as well as any Split Dollar Agreement between the Company and the Watson 1996 Family Trust (an irrevocable trust created on March 22, 1996, by you and Kim R. Watson, as the Grantors, and David
C. Feldman, as the Trustee). Without limiting the foregoing, you shall receive the perquisites set forth on Schedule I attached hereto and by this reference incorporated herein.

          (f) During the Term of this Agreement, or until termination of this Agreement if this Agreement terminates prior to expiration of the Term (except as provided in Paragraph 2(a) hereof), the Company will pay all premiums on a policy of insurance providing term protection only and no cash values, with a death benefit payable upon your death in the amount of $1,000,000. You shall at all times own the policy and have the right to designate the beneficiary of any death proceeds. You will be responsible for policy selection, coverage and effectiveness of the policy and any income taxes arising in connection therewith; the Company's only obligation being to pay such premiums.

          (g) In the event that you remain continuously employed through the third anniversary of the Effective Date or your separation from employment prior to completion of the Term of the Agreement is due to termination pursuant to Paragraph 2(c), then the Company shall provide to you at its expense for a period of five years thereafter an office separately located from the offices of the Company that is comparable in size and facilities to that provided by the Company during the Term of this Agreement. The Company shall also pay for maintenance of such office space. You shall also be entitled to equip the office with (and retain as your own following completion of the five year period) the furniture, cabinets, pictures, equipment and office furnishings (but not any intrinsically valuable art works or collectibles) used by you in your office at the end of the Term or at the time of termination. You shall be responsible for the tax consequences to you of the provisions of this Paragraph 3(g).

     4.   CONFIDENTIALITY

          You recognize and acknowledge that:

          (a) You will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not at any time, either during or after your employment, disclose to




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Mr. Charles L. Watson
January 18, 2000
Page 6


others, use, copy or permit to be copied, except pursuant to your duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by you) without the prior written consent of the Board of Directors. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading natural gas, natural gas liquids, crude oil, coal, and electricity, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during your tenure of employment to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company.

          (b) At the termination of your employment, you will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by you, solely or jointly with others, and which are in your possession, custody or control at such date and which are related in any manner to the past, present or anticipated business of the Company.

          (c) To protect and safeguard the Company's trade secrets and Confidential Information and also the Company's goodwill with its suppliers and clients, for that period of time following the date of termination of your employment for any reason other than pursuant to Paragraph 2(c) hereof (i.e., in the event of a termination pursuant to the first paragraph of Paragraph 2(c), the non-compete obligations of this Paragraph 4(c) shall terminate) through the expiration of the Term or twenty-four (24) months from the date of termination, whichever is earlier, you will not, within a 50 mile radius of any location where the Company had an office at any time during the Term hereof or any location where a client or supplier of the Company (which is a material client or supplier at any time during the Term hereof) had an office at any time during the Term hereof, without the prior written consent of the Board of Directors, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a competitor of the Company, as hereinafter defined. For purposes of this Agreement, a "competitor of the Company" is any entity, including, without limitation, a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the unregulated marketing, gathering, transportation or processing of natural gas or derivatives of natural gas or other hydrocarbons or electricity. For purposes of this paragraph, the following entities shall not be deemed to be competitors of the Company: (i) a Local Distribution Company ("LDC") to the extent that any purchases or sales by such LDC are only for consumption on its system; (ii) a natural gas producer to the extent that such producer sells only its own production or production of other working interest owners in wells in which it owns


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Mr. Charles L. Watson
January 18, 2000
Page 7


an interest; (iii) a natural gas pipeline company in the jurisdictional aspects of its business, i.e., other than a nonjurisdictional marketing affiliate or production affiliate (except as to such production affiliate's own production as described in clause (ii) of this Paragraph 4(c)); or (iv) an integrated regulated electric and/or gas utility as long as such utility does not engage in the unregulated marketing of its generation or power trading other than that related to the generation or power marketing allocated to its own service areas. The terms of this Paragraph 4(c) shall not apply to your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed five percent (5%) of the total outstanding shares of such company.

          (d) For a period of twenty-four (24) months after the expiration or termination of your employment for whatever reason, other than pursuant to Paragraph 2(c) above or for a period of twelve months following the termination of your employment pursuant to Paragraph 2(c) above, you shall not solicit, raid, entice, encourage or induce any person who at the time of such expiration or termination of employment is an employee of the Company, or any of its subsidiaries or affiliated companies, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

          (e) You agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including, but not limited to, the protection of Confidential Information. You also agree that the general public shall not be harmed by enforcement of this Paragraph 4. Should any provision in this Paragraph 4 be held unreasonably broad with respect to the restrictions as to time, geographical area or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

          Accordingly, you consent and agree that if you violate any of the provisions of this Paragraph 4, the Company and its subsidiaries and affiliated companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining you from committing or continuing any such violation of this Paragraph 4. You acknowledge that damages at law would not be an adequate remedy for violation of this Paragraph 4, and you therefore agree that the provisions of this Paragraph 4 may be specifically enforced against you in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from you.

     5.   INDEMNIFICATION

          If, at any time during or after the Term of this Agreement, you are made a party to, or are threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that you are or were a director, officer, employee or agent of the



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Mr. Charles L. Watson
January 18, 2000
Page 8


Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of the Company, then you shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful, except with respect to matters as to which it is adjudged that you are liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of your duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by you for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by you. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which you may be entitled.

     6.   ARBITRATION

          The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Paragraph 4, be adjudged only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the city of Houston, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just; provided, however, notwithstanding the above, in the event you are the prevailing party, then the Company agrees to reimburse you for all such costs of arbitration, including, but not limited to, attorneys' fees and expenses reasonably incurred by you; provided further, notwithstanding the above, in the event the Company is the prevailing party, then the total costs of arbitration, including but not limited to attorneys' fees reasonably incurred by the Company and arbitrators' fees and expenses, that may be allocated to you by the arbitrator(s) shall not in any event exceed Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, you shall be entitled to seek specific performance in a court of competent jurisdiction of your right to be paid your full compensation until your separation from employment, during the pendency or dispute of any controversy arising under or in connection with this Agreement.

     7.   EXCISE TAXES

          (a) In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement in connection with and contingent on the termination of your employment with the Company (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) ("Other Payments" and, together

Mr. Charles L. Watson
January 18, 2000
Page 9


with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code") as determined as provided below, the Company shall pay to you, at the time specified in Section 7(b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of the Excise Tax on Payments and any federal, state and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made. The Company shall have the right to make any such Gross-Up Payment, in whole or in part, in the form of a noncash payment of equal value (as determined by Independent Counsel) to that portion of the Gross-Up Payment had it been paid in cash. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax,
(1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to you ("Independent Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit included in the Payments or Gross-Up Payment, as applicable, shall be determined by Independent Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to the individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

          (b) The Gross-Up Payments provided for in Paragraph 7(a) hereof shall be made upon the earlier of (i) the payment to you of any Payment or (ii) the imposition upon you or payment by you of any Excise Tax.

          (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax is less than the amount taken into account under Section 7(a) hereof, you shall repay to the Company within thirty (30) days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise

Mr. Charles L. Watson
January 18, 2000
Page 10


Tax or a federal, state and local income tax deduction) plus any interest received by you on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

          (d) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, you shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of such Independent Counsel incurred in connection with this Agreement shall be borne by the Company.

     8.   PHYSICAL EXAMINATION

          You agree, during each fiscal year of the Company, to undergo a complete physical examination at Company expense, and you further agree that the finding or diagnosis of a terminal illness or physical or mental condition that will materially impair your ability to perform your duties and responsibilities under this Agreement, which is the result of such examination, will be disclosed to the Executive Committee of the Board of Directors. You agree to direct such disclosure to the Executive Committee of the Board of Directors by an instrument in writing, if necessary, but no disclosure shall be made to any other party without your written consent.

     9.   OTHER PROVISIONS

          (a) THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

          (b) Except as otherwise indicated, this Agreement is not assignable without the written authorization of both parties, provided that the Company may assign this Agreement to any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination.

          (c) Except as otherwise provided herein, the provisions of Paragraphs 4, 5 and 6 of this Agreement shall survive the termination of this Agreement.

          (d) Except as otherwise provided in Paragraph 7 hereof, all payments to you under this Agreement will be subject to the withholding of all applicable employment taxes and income taxes; provided, however, that at your request the parties hereto will use reasonable efforts to explore alternatives to allow the Company to make charitable contributions on behalf

Mr. Charles L. Watson
January 18, 2000
Page 11


of the employee by redirecting a portion of your annual bonuses to charitable organization(s) chosen by you in accordance with Paragraph 3(b) of this Agreement.

          (e) This Agreement supersedes all previous employment agreements, written or oral, between the Company and you. This Agreement may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board of Directors. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

          (f) Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

     IF TO YOU:                              IF TO THE COMPANY:
          Charles L. Watson                        Dynegy Inc.
          46 Wincrest Falls                        1000 Louisiana, Suite 5800
          Cypress, Texas 77429                     Houston, TX 77002
                                                   Attn: Chief Executive Officer

          (g) If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

          (h) Neither you nor the Company will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions in this Paragraph 9(h) shall survive the termination of your employment hereunder, irrespective of the reason therefor.

          (i) The waiver by the Company of breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you. The

Mr. Charles L. Watson
January 18, 2000
Page 12

waiver by you of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

          (j) You shall not be required to mitigate damages (or the amount of any compensation provided under this Agreement to be paid) following your termination of employment, by seeking employment or otherwise.

          (k) If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

          (1) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (m) This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

          (n) Notwithstanding anything to the contrary set forth in this Agreement, the Company may cause any of its subsidiaries for which you render services to pay or otherwise satisfy, in whole or in part, some or all of the Company's obligations hereunder.

Mr. Charles L. Watson
January 18, 2000
Page 13




          If the foregoing reflects your understanding of the terms of your employment with the Company, please execute each copy of this letter in the space provided below.

                                     DYNEGY INC.


                                     By:
                                        ---------------------------------------
                                     Name:
                                        ---------------------------------------
                                     Title:
                                        ---------------------------------------


AGREED AND ACCEPTED
this ____ day of January, 2000



-------------------------------------
Charles L. Watson

                    Watson Employment Agreement - Schedule I


                              EXECUTIVE PERQUISITES

Except as provided below, as long as you remain in the employment of the Company during the Term of this Agreement, you will be entitled to the following:

1. At your option, the use of an automobile of a type equivalent to that presently provided by the Company for use by you, your spouse and members of your immediate family, or a cash automobile allowance of $2,000 per month.

2.        Personal membership in the Petroleum Club in Houston, Texas and two
          (2) other downtown Houston luncheon clubs of your choice, including the reimbursement of all dues and business-related expenses. These memberships shall be assigned to you in the event of termination of the Agreement for any reason, and you shall pay dues from the date of termination but you shall not be obligated to reimburse the Company for any amounts paid by the Company prior to termination.

3. Personal country club membership in two (2) country clubs of your choice, including the reimbursement of all dues and business-related expenses. These memberships shall be assigned to you in the event of termination of the Agreement for any reason, and you shall pay dues from the date of termination but you shall not be obligated to reimburse the Company for any amounts paid by the Company prior to termination. Notwithstanding anything to the contrary in this Agreement or this Schedule, in no case shall the Company be obligated to pay any amount of dues, fees or reimbursement for or to any country club or luncheon club that, in the determination of the Board of Directors, in its sole discretion, restricts membership or the performance of services or the use of facilities on the basis of race, religion, gender or national origin.

4. Vacations and holidays in accordance with the Company's policies in effect from time to time for its senior executive officers, but not less than six (6) weeks of vacation during each fiscal year.

5. A benefit package including medical, hospital, dental, disability and life insurance plans and coverage for you and your spouse and children at least as favorable to you (and your spouse and children) as that provided to you immediately prior to the commencement of the Term of this Agreement unless, with respect to any particular plan or coverage, the continuation of such existing plan or coverage would have material adverse financial or regulatory consequences to the Company.

6. Reimbursement of fees for financial and/or federal income tax planning (and reasonable accounting and legal fees associated therewith), the allocable cost of which perquisites to you are not to exceed One Hundred Thousand Dollars ($100,000) per annum.

7. Use of any aircraft owned or leased by the Company for Company business in accordance with the policies adopted by the Board of Directors, which policy is subject to the approval of the Board of Directors from time to time. You may also, in accordance with such policies, which shall not be amended as they apply to you without your prior consent, use any aircraft owned or leased by the Company for your own personal business; provided, however, that (i) such use does not adversely interfere with the use of such aircraft for Company business, (ii) you shall maintain any records reasonably requested by the Board of Directors, (iii) you shall compensate the company for such use at the Company's actual after-tax costs for the use of such aircraft and (iv) such personal use by you does not exceed fifty (50) hours of flight time usage of such aircraft on a calendar year basis. You shall be responsible for paying any income taxes attributable to taxable income arising from such aircraft use.